UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 2, 2008

ENERGY KING, INC.
(Exact Name of Issuer as Specified in its Charter)

Nevada	0-27454	20-3161375
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4455 Lamont Street, Suite 3, San Diego, CA 92109
(Address of principal executive offices)

(858) 272-6600
(Issuer’s telephone number, including area code)

  BUCKEYE VENTURES, INC.
4455 Lamont Street, San Diego, CA 92109
(Former name, former address and former fiscal year, if changed since last report)

Item 502.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Alan J. Mintz, 58, has resigned as the Chief Executive Officer (“CEO”), of Energy King, Inc. (“Energy King”) effective May 23, 2008. Mr. Mintz served as CEO from June 24, 2005 to May 23, 2008. Mr. Mintz remains a director and voting member of the Board of Directors of ENKG. Mr. Mintz also remains an Executive of ENKG as its President and Chief Operating Officer (“COO”).

Mr. Jeffrey R. Hultman, 68, was appointed by the Board as CEO, pursuant to meetings of Board members and executives, interviews by Board members and a Board vote held May 17, 2008, effective on May 23, 2008 for a term of two years. There are no family relationships between Mr. Hultman and any other officer or director of Energy King.

Mr. Hultman will receive cash compensation for his services as CEO in the amount of $175,000 annually.  Cash compensation shall be accrued until a financing of at least $2,000,000 (“Financing”) is completed. In addition, Mr. Hultman will receive (1) employee stock options to purchase shares of the Company’s common stock pursuant to a to be approved Company Stock Option Plan ("Plan"), with an exercise price equal to the closing price of the Company’s common stock on the grant date of the option, as reported by the OTC Bulletin Board, and (2) options to purchase shares of the Company’s common stock equal to 5.0% of the outstanding Common Shares after the Financing is completed. These options shall vest over a three-year period with 1/12 of the total vesting on the last day of each quarter starting from the Effective Date of the employment agreement.  Vested shares subject to the options will be subject to the terms and conditions of the Plan and any associated stock option agreement.

Mr. Hultman was the Chief Executive Officer and a Director of IPTV, Inc, a video internet commerce company, from October 2007 to March 2008. Mr. Hultman served as CEO and Chairman of the Board of Directors of Siena Technologies, Inc. in Las Vegas, NV from 2005 to 2007. He was instrumental in restructuring Siena’s corporate debt, raising private equity, implementing successful sales strategies and executing a turnaround of the business. From November 2002 to May 2004, He was CEO of EdgeFocus, Inc., a high-speed wireless internet company. From 1998 to March 2002, Mr. Hultman was a partner in Big Bear Sports Ranch, a sports summer camp for school-age children. Mr. Hultman has served as Director to Comarco, Inc. in Lake Forrest, CA since 2002. From 1991 to 1996, Mr. Hultman served as CEO of Dial Page, Inc. in Greenville, SC. While with Dial Page, Mr. Hultman converted a series of limited partnerships into a corporation, took Dial Page public and led four successful public offerings raising over $50 million in public and private equity sales. During his tenure as CEO, revenues increased from $100 million to over $1 billion in three years. He built Dial Page to a recognized wireless provider throughout the Southeast, offering paging and digital mobile telephone services.  Mr. Hultman successfully negotiated the sale of the business to both MobileMedia Communications and Nextel Communications, Inc. in two transactions collectively valued at over $1 billion.

There was no arrangement or understanding between Mr. Hultman and any other person pursuant to which he was selected as CEO of ENKG.   Mr. Hultman does not have any direct or indirect material interest in any existing or proposed transaction to which Energy King is or may become a party.

Item 8.01 Other Events

On May 28, 2008, Energy King issued a press release announcing the hiring of Jeffrey R. Hultman as its Chief Executive Officer. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) The following document is filed as an exhibit to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit Number	Description
99.1	Press release - Energy King, Inc. Hires New CEO - issued on May 28, 2008, filed herewith.
99.2	Employment Agreement - CEO Jeff Hultman – effective May 23, 2008, filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENERGY KING, INC.

June 2, 2008	By:	/s/ Larry Weinstein
Larry Weinstein
Corporate Secretary